(d)(1)(A)(i)

AMENDED SCHEDULE A

The Series of Voya Investors Trust, as described in the attached Investment Management Agreement, to which Voya Investments, LLC shall act as Manager, are as follows:

Series

Voya Government Liquid Assets Portfolio

Voya High Yield Portfolio

Voya Limited Maturity Bond Portfolio

Voya U.S. Stock Index Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VY® Morgan Stanley Global Franchise Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

VY® Templeton Global Growth Portfolio

AMENDED SCHEDULE B
COMPENSATION FOR SERVICES TO SERIES

For the services provided by Voya Investments, LLC (the “Manager”) to the following Series of the Voya Investors Trust (the “Trust”), pursuant to the attached Investment Management Agreement, the Trust will pay the Manager a fee, payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of that Series.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
Voya Government Liquid Assets Portfolio(1) Voya Limited Maturity Bond Portfolio(1)	0.350% on first $200 million in combined assets of these Series; 0.300% on next $300 million; and 0.250% on assets in excess of $500 million

Voya High Yield Portfolio	0.490% on first $1 billion; 0.480% on next $1 billion; and 0.470% on assets in excess of $2 billion

Voya U.S. Stock Index Portfolio	0.260%

VY® Invesco Growth and Income Portfolio(2) VY® T. Rowe Price Capital Appreciation Portfolio(2) VY® T. Rowe Price Equity Income Portfolio(2)	0.750% first $750 million in combined assets of these Series; 0.700% next $1.25 billion; 0.650% next $1.5 billion; and 0.600% on assets in excess of $3.5 billion

(1)         For purposes of calculating the fees under this Agreement, the assets of Voya Government Liquid Assets Portfolio and Voya Limited Maturity Bond Portfolio shall be aggregated.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

(2)         For purposes of calculating fees under this Agreement, the assets for VY® Invesco Growth and Income Portfolio, VY® T. Rowe Price Capital Appreciation Portfolio, and VY® T. Rowe Price Equity Income Portfolio shall be aggregated with the assets of the VY® Clarion Real Estate Portfolio, a series of Voya Investors Trust, which is not a party to this Agreement.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
VY® JPMorgan Emerging Markets Equity Portfolio	1.250%

VY® JPMorgan Small Cap Core Equity Portfolio	0.900% on first $200 million; 0.850% on next $300 million; 0.800% on next $250 million; and 0.750% on assets in excess of $750 million

VY® Morgan Stanley Global Franchise Portfolio	1.000% on first $250 million; 0.900% on next $250 million; and 0.750% on assets in excess of $500 million

VY® Templeton Global Growth Portfolio	0.960% on first $250 million; 0.860% on next $250 million; and 0.760% on assets in excess of $500 million